I'm excited to present this new offering from the late Cuban-American artist, Carmen Herrera.

This is a special launch— her work hardly ever becomes available, and she's never had more than 10 paintings appear at auction in a given year.

- 31.6% annualized growth in record price since 2006.
- Top 5 auction prices all achieved in last five years.
- $405K offering size— similar paintings have sold for nearly $1M.

90% SOLD OUT

Invest in Herrera today.

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

Reply Reply all Forward